As filed with the United States Securities and Exchange Commission on May 6, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

Omnicom Group Inc.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)		13-1514814 (I.R.S. Employer Identification No.)
280 Park Avenue New York, NY 10017 (212) 415-3600 (Address of Principal Executive Offices) (Zip Code)

Omnicom Group Inc. 2021 Incentive Award Plan

(Full title of the Plan)

Copy to: Michael J. O’Brien, Esq. Executive Vice President, General Counsel and Secretary Omnicom Group Inc. 280 Park Avenue New York, NY 10017 (212) 415-3600	Copy to: Joel H. Trotter, Esq. Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, D.C. 20004 (202) 637-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.15 par value	14,700,000 shares	$82.24	$1,208,928,000.00	$131,894.05

(1)	This registration statement on Form S-8 (the “Registration Statement”) registers the issuance of up to 14,700,000 shares of common stock, which are issuable pursuant to the awards to be granted under the Omnicom Group Inc. 2021 Incentive Award Plan, and adjustments to shares to account for any changes in capitalization such as, a stock split, stock dividend, or similar transaction involving the registrant’s common stock, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on April 30, 2021, within five business days prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Omnicom Group Inc. (the “Company”) are incorporated as of their respective dates in this Registration Statement by reference:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 18, 2021;
•	The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 25, 2021;
•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on April 20, 2021;
•	The Company’s Current Report on Form 8-K, filed with the SEC on May 3, 2021; and
•	The description of the Company’s common stock contained in the Registration Statement on Form S-3 filed with the Commission on February 19, 2020 (File No. 333-236502), including any subsequently filed amendments and reports updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents; except as to any information furnished to, rather than filed with, the Commission (including under Items 2.02 and 7.01 of Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required to be filed with this registration.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s certificate of incorporation contains a provision limiting the liability of directors to acts or omissions determined by a judgment or other final adjudication to have been in bad faith, involving intentional misconduct or a knowing violation of the law, or resulting in personal gain to which the director was not legally entitled. The Company’s by-laws provide that an officer or director will be indemnified against any costs or liabilities, including attorneys’ fees and amounts paid in settlement with the Company’s consent, in connection with any claim, action or proceeding provided that no indemnification may be made to or on behalf of such person if (i) his or her acts were committed in bad faith or were the result of his or her active and deliberate dishonesty and were material to such action or proceedings or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise that any director or officer of the corporation served in any capacity at the request of the corporation, because he or she was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted in good faith for a purpose he or she reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he or she is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action or a pending action that is settled or otherwise disposed of or (2) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnity for that portion of the settlement and expenses as the court deems proper.

Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such Section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

The Company has entered into agreements with its directors and certain officers to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director or officer. The Company also maintains and pays premiums for directors’ and officers’ liability insurance policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
4.1	Restated Certificate of Incorporation of Omnicom Group Inc. (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the Commission on October 20, 2011 and incorporated herein by reference).
4.2	By-laws of the Company, as amended and restated on December 11, 2018 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 14, 2018 and incorporated herein by reference).
5.1*	Opinion of Latham & Watkins LLP.
23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2*	Consent of KPMG LLP.
24.1*	Power of Attorney (included on signature page of this Registration Statement).
99.1	Omnicom Group Inc. 2021 Incentive Award Plan (filed with the Company’s Definitive Proxy Statement, filed on March 25, 2021 and incorporated herein by reference).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 6th day of May, 2021.

OMNICOM GROUP INC.

By:	/s/ Philip J. Angelastro
Philip J. Angelastro
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints John D. Wren and Philip J. Angelastro, and each of them, with full power to act without the other, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John D. Wren	Chairman and Chief Executive Officer and	May 6, 2021
John D. Wren	Director (Principal Executive Officer)
/s/ Philip J. Angelastro	Executive Vice President and Chief Financial	May 6, 2021
Philip J. Angelastro	Officer (Principal Financial Officer)
/s/ Andrew L. Castellaneta	Senior Vice President, Chief Accounting Officer	May 6, 2021
Andrew L. Castellaneta	(Principal Accounting Officer)
/s/ Mary C. Choksi	Director	May 6, 2021
Mary C. Choksi
/s/ Leonard S. Coleman, Jr.	Director	May 6, 2021
Leonard S. Coleman, Jr.
/s/ Susan S. Denison	Director	May 6, 2021
Susan S. Denison
/s/ Ronnie S. Hawkins	Director	May 6, 2021
Ronnie S. Hawkins
/s/ Deborah J. Kissire	Director	May 6, 2021
Deborah J. Kissire
/s/ Gracia C. Martore	Director	May 6, 2021
Gracia C. Martore
/s/ Linda Johnson Rice	Director	May 6, 2021
Linda Johnson Rice
/s/ Valerie M. Williams	Director	May 6, 2021
Valerie M. Williams